As filed with the Securities and Exchange Commission on August 4, 2009
Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
DIGITAL RIVER, INC.
(Exact name of Registrant as specified in its charter)

Delaware	41-1901640
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
9625 West 76th Street
Eden Prairie, Minnesota 55344
(952) 253-1234
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Digital River, Inc.
2007 Equity Incentive Plan
(Full title of the plan)

Kevin L. Crudden	Copies to:
Vice President, General Counsel and Secretary Digital River, Inc. 9625 West 76th Street Eden Prairie, Minnesota 55344 (952) 540-3050	Eric O. Madson, Esq. Robins, Kaplan, Miller & Ciresi L.L.P. 2800 LaSalle Plaza 800 LaSalle Avenue Minneapolis, Minnesota 55402-2015 (612) 349-8500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “accelerated filer”, “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Proposed
		Maximum	Proposed
	Amount	Aggregate	Maximum	Amount Of
Title of Securities to be	To Be	Price	Aggregate	Registration
Registered	Registered	Per Share	Offering Price	Fee
Common stock, par value $0.01 per share	2,650,000 shares	$35.440(1)	$93,916,000.00	$5,240.51

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1). Such price is based upon the average of the high and low prices of our common stock as reported on The NASDAQ Global Select Market on July 31, 2009.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Pursuant to the Note to Part I of Form S-8, the information required by Items 1 and 2 of Part I is not filed as part of this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The following documents filed by Digital River, Inc. (the “Company” or the “Registrant”) with the Securities and Exchange Commission are incorporated in this Registration Statement by reference:
•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on February 19, 2009;

•	the Company’s Amendment to its Annual Report for the fiscal year ended December 31, 2008 on Form 10-K/A, filed on March 9, 2009;

•	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, filed on May 8, 2009 and August 4, 2009;

•	the Company’s Current Reports on Form 8-K, filed on March 9, 2009, April 3, 2009 and July 15, 2009; and

•	the description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A (No. 000-24643), filed on July 20, 1998.
All documents hereafter filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (other than current reports on Form 8-K containing Regulation FD disclosure furnished under either Item 2.02 or Item 7.01, including any exhibits relating to information furnished under either Item 2.02 or Item 7.01 of Form 8-K), prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
Not applicable.
Item 5. Interests of Named Experts and Counsel
The General Counsel of the Company, who has passed upon the legality of the securities offered hereby, is eligible for participation in the plan.

Item 6. Indemnification of Directors and Officers
Under Section 145 of the Delaware General Corporation Law the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Article XI of the Registrant’s Bylaws requires the Registrant to indemnify its directors and executive officers, and permits the Registrant to indemnify its other officers, employees and other agents to the extent permitted by Delaware law. The Bylaws also require the Registrant to advance litigation expenses in the case of any action, suit or proceeding brought by reason of the indemnified party being or having been a director, executive officer or agent of the Registrant, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.
The Registrant has entered into indemnity agreements with its directors and executive officers. Such indemnity agreements contain provisions which are in some respects broader than the specific indemnification provisions contained in Delaware law. The Registrant also maintains standard policies of insurance under which coverage is provided, subject to specific terms and conditions of those policies, (a) to its directors and officers against certain losses arising from claims made by reason of breach of duty in their official capacities, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.
Item 7. Exemption from Registration Claimed
Not applicable.
Item 8. Exhibits

Exhibit
No.	Description

5.1*	Opinion and Consent of Kevin L. Crudden, Vice President, General Counsel and Secretary for Digital River, Inc. as to the legality of Digital River, Inc. Common Stock.

23.1*	Consent of Ernst & Young, LLP.

24.1*	Power of Attorney (included in signature page to this registration statement).

99.1*	Digital River, Inc. 2007 Equity Incentive Plan, as amended.

*	Filed herewith.

Item 9. Undertakings
A. Post-Effective Amendments.
The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “1933 Act”);
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. Subsequent Documents Incorporated by Reference.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Claims for Indemnification.
     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on August 4, 2009.

DIGITAL RIVER, INC.
By	/s/ JOEL A. RONNING
Joel A. Ronning, Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints JOEL A. RONNING and THOMAS M. DONNELLY, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 4, 2009.

Signature	Title

/s/ JOEL A. RONNING Joel A. Ronning	Chief Executive Officer and Director (Principal Executive Officer)

/s/ THOMAS M. DONNELLY Thomas M. Donnelly	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ PERRY W. STEINER Perry W. Steiner	Director

/s/ THOMAS F. MADISON Thomas F. Madison	Director

/s/ J. PAUL THORIN J. Paul Thorin	Director

/s/ DOUGLAS M. STEENLAND Douglas M. Steenland	Director